SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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MAX RE CAPITAL LTD.

(Name of Registrant as Specified In Its Charter)

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MAX RE CAPITAL LTD.
(a Bermuda company)

Max Re House
2 Front Street
Hamilton HM 11
Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 1, 2003

     Notice is hereby given that the Annual General Meeting of Shareholders (the “Meeting”) of Max Re Capital Ltd. (the “Company”) will be held in the Princess Catherine Lounge at the Fairmont Hamilton Princess, 76 Pitt’s Bay Road, Hamilton, Bermuda HM08, on May 1, 2003 at 1:00 p.m. Atlantic Daylight Time for the following purposes:

1.	To elect four Class 3 directors of the Company to serve until the Company’s annual general meeting of shareholders in 2006.
2.	To ratify the appointment of KPMG, Hamilton, Bermuda, as the Company’s independent auditors for 2003.
3.	To act upon such other matters as may properly come before the Meeting or any adjournments thereof.

     Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

     Only shareholders of record, as shown by the transfer books of the Company, at the close of business on March 14, 2003 will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

     PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PLEASE SIGN THE ACCOMPANYING PROXY CARD EXACTLY AS YOUR NAME APPEARS ON YOUR SHARE CERTIFICATE(S). IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOUR SHARES WILL BE VOTED WITH THE INSTRUCTIONS CONTAINED IN THE PROXY STATEMENT. IF NO INSTRUCTION IS GIVEN, YOUR SHARES WILL BE VOTED “FOR” ITEMS 1 AND 2 IN THE PROXY. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

By order of the Board of Directors. Robert J. Cooney Chairman of the Board March 26, 2003 Hamilton, Bermuda

MAX RE CAPITAL LTD.
(a Bermuda company)

P.O. Box HM 2565
Hamilton, Bermuda HM 11

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Max Re Capital Ltd. (the “Company”) of proxies for use at the Annual General Meeting of Shareholders of the Company (the “Meeting”) to be held in the Princess Catherine Lounge at the Fairmont Hamilton Princess, 76 Pitt’s Bay Road, Hamilton, Bermuda HM08, on May 1, 2003 at 1:00 p.m. Atlantic Daylight Time, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders (“Notice of Meeting”). The Company’s Annual Report to shareholders for the fiscal year ended December 31, 2002, including financial statements, is included with this Proxy Statement for informational purposes and not as a means of soliciting your proxy. Additional copies of the Annual Report may be obtained, without charge, by writing to the Company at the address above.

     This Proxy Statement and the accompanying Notice of Meeting and Proxy are first being mailed to shareholders on or about March 26, 2003.

VOTING SECURITIES AND VOTE REQUIRED

     As of March 14, 2003, the record date for the determination of persons entitled to receive notice of and to vote at the Meeting, there were issued and outstanding 38,183,879 common shares, US$1.00 par value per share (the “Common Shares”). The Common Shares are the Company’s only class of equity securities outstanding and entitled to vote at the Meeting or any and all adjournments thereof.

     Each Common Share held by a shareholder entitles such shareholder to one vote on each matter that is voted upon by poll at the Meeting or any adjournments thereof, subject to certain provisions of the Company’s Bye-Laws that reduce the total voting power of any shareholder owning, directly or indirectly, beneficially or otherwise, as described in the Company’s Bye-Laws, 9.9% or more of the Common Shares to less than 9.9% of the total voting power of the Company’s capital stock unless otherwise waived at the discretion of the Board of Directors.

     The presence, in person or by proxy, of the holders of more than 60% of the issued and outstanding Common Shares as of March 14, 2003, the record date of the Meeting, is necessary to constitute a quorum at the Meeting. Assuming that a quorum is present, the affirmative vote of the holders of a simple majority of the Common Shares voting at the Meeting will be required to approve the matters to be voted upon at the Meeting.

     With regard to any proposal, votes may be cast in favor or against such proposal or a shareholder may abstain from voting on such proposal. Abstentions will be excluded entirely from the vote and will have no effect except that abstentions and “broker non-votes” will be counted toward determining the presence of a quorum for the transaction of business.

SOLICITATION AND REVOCATION

     PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD OF DIRECTORS. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS. Such persons designated as proxies are officers of the Company. Any shareholder desiring to appoint another person to represent him or her at the Meeting may do so by inserting such person’s name in the blank space provided on the accompanying form of proxy and delivering an executed proxy to the Secretary of the Company at the address indicated above before the time of the Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.

     All Common Shares represented by properly executed proxies that are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR each of the proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her.

     Proxies must be received by the Company not less than 24 hours prior to the holding of the Meeting. A shareholder may revoke his or her proxy at any time up to one hour prior to the commencement of the Meeting by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date or by appearing in person and voting by ballot at the Meeting. A shareholder may vote his or her shares in person even if he or she has returned a proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS OF THE COMPANY

     Four individuals are to be elected as Class 3 directors at the Meeting. Although the size of the Company’s Board of Directors is currently fixed at 13 directors, the Board consists of 11 individuals, divided into three classes of approximately equal size: Class 1 (three directors), Class 2 (four directors) and Class 3 (four directors). There are currently two vacancies on the Board that have not been filled. As provided in the Company’s Bye-Laws, the initial term of the Class 3 directors shall expire at the Meeting. The Class 3 directors are Messrs. Zack H. Bacon, III, Laurence W. Cheng, John L. Marion and James L. Zech, each of whom is a nominee for election as a Class 3 director at the Meeting. If elected, the terms of each nominee will expire at the Company’s annual general meeting of shareholders in 2006. The Board of Directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of the Company if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as the Board of Directors may propose. The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

     Set forth below is biographical information concerning each nominee for election as a director and each person who is continuing as a director of the Company, including each such individual’s principal occupation and the period during which such person has served as a director of the Company.

NOMINEES FOR DIRECTOR WHOSE TERMS, IF ELECTED, WILL EXPIRE IN 2006:

     Zack H. Bacon III, 50, has served as a Director of the Company since its formation in July 1999 and also serves as Deputy Chairman. Since October 1998, Mr. Bacon has been a member of the Board of Directors and a Managing Director of each of Moore Capital Management, LLC (“MCM”) and Moore Capital Advisors, L.L.C. Mr. Bacon is also a member of the Investment Advisory Committee of MCM. From 1985 to 1998, Mr. Bacon ran his own asset management firm. Before this, Mr. Bacon managed the non-equity portfolio of Soros Fund Management Company, from 1983 of 1985. Prior to this, Mr. Bacon was a Vice President at Goldman, Sachs & Co.

     Laurence W. Cheng, 55, has served as a Director of the Company since September 1999. He is a partner and co-founder of Capital Z Partners. Prior to forming Capital Z Partners in 1998, Mr. Cheng was, from 1997, the Chief Investment Officer and member of the Corporate Executive Board of the Zurich Financial Services Group, a global insurance and financial services company. From 1996 until 1997, Mr. Cheng was President and Chief Executive Officer of Zurich Investment Management Ltd., an asset manager for institutional customers. From 1988 until 1996, Mr. Cheng was the President and Chief Executive Officer of Zurich

Bermuda, and in 1992 was also named Chief Financial Officer of the Centre Re Group. Throughout his 23-year tenure with the Zurich Financial Services Group, Mr. Cheng served in a number of different roles, including managing, accounting, actuarial, taxation and investment functions.

     John L. Marion, 50, has served as a Director of the Company since November 2002. He is the President and Managing Director of Western General Insurance Ltd. (“Western General”), a position he has held since 1986. From 1981 to 1986, Mr. Marion served as Assistant Vice President of International Risk Management Ltd. Mr. Marion is a chartered accountant admitted to the Canadian and Alberta Institute and to the Bermuda Institute. In addition, Mr. Marion is a chartered financial analyst admitted to the Association for Investment Management and Research.

     James L. Zech, 45, has served as a Director of the Company since December 1999. He has been a principal and the President and Investment Manager of High Ridge Capital, L.L.C. (“High Ridge”) since its formation in 1995. Mr. Zech also serves as a member of the Board of Directors of Philadelphia Consolidated Holding Corp. (NASDAQ: PHLY). From 1992 to 1995, Mr. Zech was an investment banker at S.G. Warburg & Co., Inc., where he was responsible for forming the U.S. Insurance Group as part of Warburg’s worldwide financial institutions practice. From 1988 to 1992, Mr. Zech was a member of the Insurance Group of Donaldson, Lufkin & Jenrette Securities Corporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES ABOVE.

DIRECTORS WHOSE TERMS EXPIRE IN 2004:

     John R. Barber, 41, has served as a Director of the Company since March 2002. Since January 2002, Mr. Barber has served as the Managing Partner of Citigroup Private Equity, a division of Citigroup Investments Inc., a subsidiary of Citigroup Inc. From September 2000 to January 2002, Mr. Barber served at Salomon Smith Barney Inc. as Co-Head of Citigroup Employee Fund of Funds and Salomon Smith Barney Capital Partners. From January 1995 to September 2000, Mr. Barber served as Deputy Head of the Financial Entrepreneurs Group, as a senior member of the Equity Capital Markets Group and as a member of the Commitment Committee at Salomon Smith Barney Inc. Mr. Barber joined Salomon Smith Barney Inc. in 1995 as a Managing Director. Prior to that he was Managing Director and Head of the Equity Capital Markets Group at Kidder Peabody & Co.

     Stephan W. Bub, 44, has served as a Director of the Company since May 2001. He has served as a Director of Grand Central Re since May 2001. Since February 2001, Mr. Bub has served as a member of the Board of Managing Directors of Bayerische Hypo- und Vereinsbank AG and continues to serve as Chief Executive Officer for the Americas and Asia regions of Bayerische Hypo- und Vereinsbank AG, a position he has held since January 2000. From 1996 to 2000, he served as Chief Executive Officer and General Manager of the Americas region for Bayerische Hypo- und Vereinsbank AG. Prior to this, Mr. Bub was Head of Treasury of Bayerische Hypo- und Vereinsbank AG in Munich with responsibilities for asset/liability management, fixed income and capital markets.

     Robert J. Cooney, 48, has served as a Director of the Company since its formation in July 1999, as President and Chief Executive Officer since September 1999 and as Chairman since November 1999. Mr. Cooney has served as a director of Max Re Diversified Strategies Ltd. (“Max Re Diversified”) since October 2001, Grand Central Re Limited (“Grand Central Re”) since May 2001, Max Re Managers Ltd. since January 2001, and Max Re Europe Limited since April 2000. From 1987 to 1999, Mr. Cooney held various senior management positions at XL Insurance Ltd., one of the principal insurance operating units of XL Capital Ltd. (NYSE: XL), a Bermuda based, multi-line insurer. In 1998, Mr. Cooney became President and Chief Executive Officer of XL Insurance Ltd. and Executive Vice President of XL Capital Ltd. From 1995 to 1998, Mr. Cooney was President and Chief Operating Officer of XL Insurance Ltd. From 1983 to 1987, Mr. Cooney held various senior management positions at Trenwick Group, Inc., a U.S. based insurer and reinsurer, and its Bermuda-based subsidiary, Trenwick Services, Ltd., including the position of President of Trenwick Services, Ltd. From 1980 to 1983, Mr. Cooney was a partner at Wypich Illsley & Associates, a management consulting and executive search firm. Prior to 1980, Mr. Cooney was employed as a facultative underwriter at General Reinsurance Corp.

     Mario P. Torsiello, 47, has served as a Director of the Company since March 2000. Since July 2002, Mr. Torsiello has served as Chief Executive Officer of Torsiello Capital Partners, LLC. From November 2001 to June 2002, Mr. Torsiello served as Chief Executive Officer of First International Capital, LLC. From September 2000 to November 2001, Mr. Torsiello served as Managing Director and Head of North American Insurance Practice of Dresdner Kleinwort Wasserstein, Inc. (formerly known as Wasserstein Perella & Co, Inc.). From December 1999 to September 2000, Mr. Torsiello acted as President and a director of INDC Group Inc., a California based insurance company formed to offer a broad line of consumer orientated insurance products through the Internet. From 1987 to 1999, Mr. Torsiello was an investment banker in Salomon Smith Barney’s Financial Institutions Group, having served as Managing Director from 1995 and Co-Head of the Insurance Group from 1997 to 1999. Prior to joining Salomon Smith Barney, Mr. Torsiello was a Senior Manager in KPMG’s New York insurance accounting and audit services unit. Mr. Torsiello is a member of the Board of Advisors of Fordham College of Business Administration and is licensed as a certified public accountant in New York State.

DIRECTORS WHOSE TERMS EXPIRE IN 2005:

     William H. Heyman, 54, has served as a Director of the Company since May 2000. Mr. Heyman serves as Executive Vice President and Chief Investment Officer of The St. Paul Companies, a position he has held since May 2002. From February 2001 to March 2002, Mr. Heyman served as Chairman of Citigroup Investments Inc., a subsidiary of Citigroup Inc. From 1995 until February 2001, Mr. Heyman served in various positions with Citigroup Investments Inc., and its predecessor, Travelers Investment Group. Mr. Heyman also served as Chief Executive Officer of Tribeca Investments, L.L.C., a Citigroup subsidiary (and member firm of the New York Stock Exchange), which conducted proprietary trading and investment activities, including merger arbitrage, convertible hedging (domestic and international), and distressed securities investing, as well as Chief Executive Officer of Tribeca Management, L.L.C., a registered investment advisor. From 1993 to 1995, Mr. Heyman was a managing director and head of the private investment department of Salomon Brothers Inc. From 1991 to 1993, Mr. Heyman served as the Director of the Division of Market Regulation of the U.S. Securities and Exchange Commission in Washington, D.C.

     Willis T. King, Jr., 58, has served as a Director of the Company since September 1999. Mr. King retired in November 2001 as Chairman of the Board and Chief Executive Officer of Highlands Insurance Group, a position he held since June 1999. In October 2002, Highlands Insurance Group filed for protection under chapter 11 of the U.S. bankruptcy code. Mr. King has served as a director of SCPIE Holdings, Inc. (NYSE: SKP), a medical malpractice insurance company, since 1997. From 1997 to June 1999, Mr. King was a Vice Chairman of Guy Carpenter & Co. From 1984 to 1997, Mr. King held various positions at Willcox, Inc., including Chairman and Chief Executive Officer. From 1987 to 1997, Mr. King was a director of Johnson & Higgins, which was subsequently merged into Marsh & McLennan. Mr. King is a member of the Advisory Council, School of Public Heath, The University of North Carolina, Chapel Hill.

     Steven M. Skala, 47, has served as a Director of the Company since May 2000. Mr Skala is a solicitor and a senior partner of Arnold Bloch Leibler, Melbourne, Australia. Mr Skala has served as a partner of Arnold Bloch Leibler since 1985, and was a partner of Morris Fletcher & Cross, Brisbane, Australia from 1982 to 1985. Mr Skala was appointed Chairman and a non-Executive Director of Hexima Limited in May 2002, Live Events Wireless Pty Ltd in February 2003 and the Australian Centre for Contemporary Art in September 1999. Mr Skala serves as a non-Executive Director of Wilson HTM Limited (and several of its subsidiaries), HFM Limited, Rothschild Australia e-Fund Investors Pty Ltd, The Walter & Eliza Hall Institute for Medical Research and The Centre for Independent Studies. He is also a non-Executive Director of the Australian Ballet on whose audit committee he serves.

Executive Officers Who are Not Directors

     Set forth below is biographical information concerning each executive officer of the Company who is not a director.

     W. Dave Brining, 46, has served as Executive Vice President — Marketing and Client Relations since February 2003 and of Property and Casualty Operations since November 1999. Mr. Brining has served as a director of Max Re Managers Ltd. since January 2001. Mr. Brining worked at Scandinavian Reinsurance Company Limited, a Bermuda-based specialist alternative risk transfer underwriter (“Scandinavian Re”), from its formation in 1988 through 1999, serving as a director and Executive Vice President from 1997 to 1999 and Senior Vice President and Chief Financial Officer from 1988 to 1997. Prior to joining Scandinavian Re, Mr. Brining was Controller of GTE Reinsurance Co., a Bermuda-based reinsurer, from 1984 to 1988.

     Keith S. Hynes, 50, has served as Executive Vice President and Chief Financial Officer since September 1999. Mr. Hynes has served as President of Grand Central Re since May 2001, and as a director of Max Re Diversified since October 2001, a director of Max Re Managers Ltd. since January 2001 and a director of Max Re Europe Limited since April 2000. From 1994 to 1999, Mr. Hynes held various senior management positions at RenaissanceRe Holdings, Ltd. (NYSE: RNR), a Bermuda reinsurer and insurer that he co-founded, and its subsidiaries. For RenaissanceRe Holdings, Ltd., Mr. Hynes acted as Executive Vice President — Primary Operations from August 1997 to April 1999 and Senior Vice President and Chief Financial Officer from 1994 to August 1997. For RenaissanceRe Holdings, Ltd.’s subsidiary, Renaissance U.S. Holdings, Inc., he served as President and Chief Executive Officer from June 1998 to April 1999. Prior to joining RenaissanceRe Holdings, Ltd., Mr. Hynes held various positions at Hartford Steam Boiler Inspection and Insurance Co., a Connecticut insurance company, from 1983 to 1994, including the position of Senior Vice President and Chief Financial Officer from 1992 to 1994. From 1978 to 1983, he held various positions, including Assistant Vice President, at Aetna Life and Casualty Company.

     Philip R. Kruse, 54, has served as Executive Vice President — Life and Annuity Operations since November 1999. Mr. Kruse has served as a director of Max Re Managers Ltd. since January 2001. From April 1994 to October 1999, Mr. Kruse served as Senior Vice President, responsible for general management of business in partnership with the president and chief actuary, at ING Reinsurance (formerly Security Life Reinsurance), a U.S. based reinsurance company. From 1991 to 1994, Mr. Kruse was Vice President of Marketing of Transport Life, part of the Travelers Group. For a year prior to joining Transport Life, Mr. Kruse served as Senior Vice President at MacKeen and Bailey and, from 1980 to 1990, Mr. Kruse held various positions at Transamerica Occidental Life, including Regional Vice President, Second Vice President and Sales Director and Underwriting Manager.

     Peter A. Minton, 44, has served as Executive Vice President and Chief Risk Officer since February 2001. Mr. Minton joined the Company in April 2000 as Senior Vice President and Chief Risk Officer. Mr. Minton has served as a director of Max Re Diversified since October 2001. From 1999 to 2000, Mr. Minton served as Managing Director and Head of Fixed Income Research for Scudder Kemper Investments. From 1996 to 1999, Mr. Minton served as a Senior Vice President of Investments at General Reinsurance Company. From 1991 to 1996, Mr. Minton held the position of Principal and Head of Fixed Income Strategy at Morgan, Stanley & Co. Incorporated. From 1984 to 1991, Mr. Minton served as Vice President and Portfolio Manager at CMB Investment Counselors. Prior to joining CMB Investment Counselors, Mr. Minton served as a tax planner in the Tax Department of Ernst & Whinney between 1981 and 1984.

Meetings and Committees of the Board of Directors

Board of Directors Meetings; Board Committee Meetings

     During 2002, the Board met five times, the Audit and Risk Management Committee met five times, the Compensation Committee met three times, the Finance and Investment Committee met four times and the Nominating and Corporate Governance Committee met twice. Each of the Company’s Directors or their alternates attended at least 75% of the total number of meetings of the Board and any committee on which they served, with the exception of Mr. Glenn Dubin who attended 40% of the meetings.

     The Company’s Bye-Laws permit a director of the Company to appoint an alternate director to attend meetings of the Board of Directors. Any such alternate director has all of the rights and powers of a Director of the Company at any meeting attended by such alternate director. In accordance with the Bye-Laws, Mr. Stephan Bub appointed Mr. Thomas Glynn, Managing Director, Head of Risk Management Products, HypoVereinsbank Risk Management Products, Inc. to attend three of the five meetings of the Board of Directors held in 2002. In addition, Mr. Glynn, as an alternate director for Mr. Bub, attended the meeting of the Finance and Investment Committee held in May 2002, the only committee on which Mr. Bub serves.

     In February 2002, Mr. Louis Bacon resigned from the Board and the vacancy created by his resignation was filled by the Board in accordance with the Company’s Bye-Laws by the appointment of Mr. William Goodell. Mr. Glenn Dubin resigned from the Board in November 2002 to devote his full energies to his business. In addition, in November 2002, Mr. Peter Rackley resigned from the Board to enter full retirement and the vacancy created by his resignation was filled by the Board by the appointment of Mr. John Marion in November 2002. In January 2003, Mr. William Goodell resigned from the Board in connection with his acceptance of a new employment position. There are currently two vacancies on the Board that have not been filled.

Executive Committee

     The Executive Committee of the Board presently consists of Messrs. Bacon, Heyman, King and Marion. The Executive Committee serves an oversight role, meeting with management in the periods between regularly scheduled Board meetings. The committee does not have authority to exercise the power of the full Board of Directors.

Audit and Risk Management Committee

     The Audit and Risk Management Committee of the Board is composed entirely of non-management directors, each of whom is independent of the Company and its management, as defined under Nasdaq listing standards. The Audit and Risk Management Committee presently consists of Messrs. Heyman, Marion, Skala and Zech. The primary purpose of the Audit and Risk Management Committee is to assist the Board in fulfilling its responsibilities to oversee the participation of management in the financial reporting process of the Company and the role and responsibilities of the Company’s independent auditors. The Audit and Risk Management Committee is responsible for, among other things, monitoring the integrity of: the financial statements of the Company; the independent auditor’s qualifications, performance and independence, and in connection therewith, has the sole authority to appoint or replace the Company’s independent auditors; and the compliance by the Company with legal and regulatory requirements. Mr. Marion has been designated as an “audit committee financial expert” as defined in Section 407 of the Sarbanes-Oxley Act of 2002. The Audit and Risk Management Committee Charter, which was amended in January 2003, is set forth on Annex A attached hereto.

Compensation Committee

     The Compensation Committee of the Board presently consists of Messrs. Bacon, Cheng, King and Torsiello. The Compensation Committee reviews the performance and compensation of senior management, establishes overall employee compensation policies and recommends major compensation programs to the Board of Directors. The Compensation Committee has the authority to grant options and restricted stock under the Company’s 2000 Stock Incentive Plan (“Incentive Plan”).

Finance and Investment Committee

     The Finance and Investment Committee of the Board presently consists of Messrs. Cheng, Bacon, Barber, Bub and Cooney and has the authority to approve the Company’s investment guidelines, which provide standards to ensure portfolio safety and liquidity, and to make recommendations to the Board of Directors on investment asset allocations and the selection of investment managers and custodians for the Company’s portfolio assets.

Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee of the Board is composed entirely of non-management directors, each of whom is independent of the Company and its management, as defined under Nasdaq listing standards. The Nominating and Corporate Governance Committee presently consists of Messrs. King, Marion and Zech. The Nominating and Corporate Governance Committee proposes to the Board of Directors for proposal to shareholders a slate of director nominees in connection with the election of directors. In addition, the committee has established a Code of Business Conduct and Ethics for the Company, as filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

General

     Additional committee members may be added from time to time. The composition of any or all committees may change, subject to the results of elections of directors at shareholders’ meetings or for other reasons. Additionally, the Company may from time to time form other committees as circumstances warrant. Such committees will have the authorities and responsibilities as delegated by the Board.

Compensation of Directors

     Directors who are employees of the Company or affiliated with Moore Holdings, LLC, Capital Z Partners, L.P., Western General, Citigroup Inc. or Bayerische Hypo- und Vereinsbank AG are not paid any fees or other compensation for services as members of the Board of Directors or any committee thereof. Each other Director, Messrs. Heyman, King, Skala, Torsiello and Zech, receives cash in the amount of $25,000 per annum, $1,500 per Board of Directors or committee meeting attended and, for committee chairmen, an additional $1,000 per committee meeting chaired. Upon election to the Board, each such other Director is granted an option to purchase 10,000 Common Shares at the then fair market value pursuant to the Incentive Plan. In addition, subject to certain conditions, each such other Director is granted an option to purchase 2,000 Common Shares at each annual shareholders’ meeting with an exercise price equal to the fair market value of the Common Shares at the time of the grant. All Directors are reimbursed for travel and other expenses incurred in attending meetings of the Board of Directors or committees thereof.

Performance Graph

     Set forth below is a line graph comparing the yearly dollar change in the cumulative total shareholder return on the Company’s Common Shares from August 13, 2001 (the date on which the Company’s shares were first listed on the Nasdaq Stock Market (US)) through December 31, 2002 against the Total Return Index for the S&P 500 Index and the S&P Insurance (Property/Casualty) Index for the same period. The performance graph assumes $100 invested on August 13, 2001 in the stock of Max Re Capital Ltd., the S&P 500 Index and the S&P Insurance (Property/Casualty) Index. It also assumes that all dividends are reinvested.

The performance reflected in the graph above is not necessarily indicative of future performance.

Security Ownership of Certain Beneficial Owners, Officers and Directors.

     The following table sets forth information as of March 14, 2003 with respect to the beneficial ownership, as defined in Rule 13(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Company’s Bye-Laws by (i) each person known by the Company to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of the outstanding Common Shares; (ii) each director of the Company; (iii) the Company’s Chief Executive Officer and each of the four remaining most highly compensated executive officers during 2002 (collectively, the “Named Executive Officers”); and (iv) all executive officers and directors of the Company as a group.

Name and Address of Beneficial Owner (1)	Number of Common Shares		Percent of Class (2)

Capital Z Investments, LP	1,440,334	(3)	3.8%
54 Thompson Street
New York, NY 10012
USA

College Retirement Equities Fund	2,250,492	(4)	5.9%
(“CREF”)
TIAA-CREF Institutional Mutual Funds
TIAA-CREF Life Funds
730 Third Avenue
New York, NY 10017
USA

Louis Moore Bacon	1,440,334	(5)	3.8%
Moore Holdings, LLC
1251 Avenue of the Americas, 53rd Floor
New York, NY 10020
USA

Entities affiliated with Moore Capital	2,333,334	(6)	6.1%
Management, LLC
1251 Avenue of the Americas, 53rd Floor
New York, NY 10020
USA

Western General Insurance Ltd.	4,672,624	(7)	12.2%
Swan Building, 2nd Floor
26 Victoria Street
Hamilton, Bermuda

Robert J. Cooney	1,462,013	(8)	3.8%
W. Dave Brining	443,658	(9)	1.2%
Keith S. Hynes	473,157	(10)	1.2%
Philip R. Kruse	279,157	(11)	*
Peter A. Minton	227,490	(12)	*
Zack H. Bacon, III	200,000	(13)	*
John R. Barber	0	(14)	*
Stephan W. Bub	0	(15)	*

Name and Address of Beneficial Owner (1)	Number of Common Shares		Percent of Class (2)

Laurence W. Cheng	0	(3)	*
William H. Heyman	12,534	(16)	*
Willis T. King, Jr.	48,667	(17)	*
John L. Marion	1,000	(18)	*
Steven M. Skala	35,333	(19)	*
Mario P. Torsiello	48,667	(20)	*
James L. Zech	33,667	(21)	*

All directors, nominees and named executive	3,265,343	(22)	8.6%
officers as a group (15 persons)

*	Less than 1%
(1)	Unless otherwise stated, the address for each beneficial owner is c/o Max Re Capital Ltd., P.O. Box HM 2565, Hamilton, HM KX, Bermuda.
(2)	Certain provisions of the Company’s Bye-Laws reduce the total voting power of any shareholder owning 9.9% or more of the Common Shares to less than 9.9% of the Company’s capital stock, unless otherwise waived by the Board of Directors. The Company has waived these provisions with respect to Western General.

(3)	Does not include 1,892,999 Non-Voting Common Shares (“Max Re Non-Voting Common Shares”) of Max Re Ltd., a subsidiary of the Company (“Max Re”), or warrants (“Max Re Warrants”) to acquire 2,205,725 Max Re Non-Voting Common Shares. Although Max Re Non-Voting Common Shares (including Max Re Non-Voting Common Shares issuable upon exercise of the Max Re Warrants) may be exchanged for Common Shares on a one-to-one basis in certain circumstances, including following a sale, transfer or other disposition of such shares to an unaffiliated third party, Capital Z Investments, L.P. (“Cap Z”) cannot exchange the Max Re Non-Voting Common Shares for Common Shares without the unanimous consent of the Board of Directors of the Company, other than to deliver Common Shares upon a sale in the public market. Capital Z Investment Management, L.P., a Bermuda limited partnership, is the general partner of Cap Z and exercises voting and investment power with respect to Cap Z’s portfolio assets. As the general partner of Capital Z Investment Management, L.P., Capital Z Investment Management, Ltd., a Bermuda limited liability company, exercises voting and investment power with respect to Cap Z’s portfolio assets at the direction of the investment committee of Capital Z Investment Management, Ltd. Mr. Cheng is a member of the investment committee of Capital Z Investment Management, L.P. Mr. Cheng, a Director of the Company and an officer and director of the ultimate general partner of Cap Z and the management company of Cap Z, disclaims any beneficial interest in the Common Shares beneficially owned by Cap Z.

(4)	CREF’s beneficial ownership of Common Shares is based solely on a Form 13G filed by CREF on February 11, 2003.
(5)	Includes 1,440,334 Common Shares beneficially owned by Moore Holdings, LLC. Does not include 5,226,333 Max Re Non-Voting Common Shares or Max Re Warrants to acquire 4,411,452 Max Re Non-Voting Common Shares beneficially owned by Moore Holdings, LLC that Moore Holdings, LLC cannot exercise or exchange for Common Shares without the unanimous consent of the Board of Directors of the Company, other than to deliver Common Shares upon a sale in the public market. All Common Shares, Max Re Warrants and Max Re Non-Voting Common Shares beneficially owned by Moore Holdings, LLC have been pledged to Citicorp USA, Inc. pursuant to that certain Hypothecation and Pledge Agreement dated December 22, 1999. Does not include 1,666,667 Common Shares beneficially owned by Moore Global Investments, Inc. (“MGI”) or 666,667 Common Shares beneficially owned by Remington Investment Strategies, L.P. (“Remington”). Mr. Louis Bacon, as the controlling member of

Moore Holdings, LLC, may be deemed to beneficially own the Common Shares, Max Re Non-Voting Common Shares and Max Re Warrants beneficially owned by Moore Holdings, LLC. Does not include 235,333 Common Shares owned by family members of Mr. Louis Bacon, including 200,000 Common Shares owned by Mr. Zack Bacon, his brother.

(6)	Includes 1,666,667 Common Shares held of record or beneficially by MGI and 666,667 Common Shares held of record or beneficially by Remington. MCM exercises voting and investment power with respect to portfolio assets held for the account of MGI. Moore Capital Advisors, L.L.C. is the sole general partner of Remington. Mr. Louis Bacon is the majority shareholder of MCM and is the majority equity holder of Moore Capital Advisors, L.L.C. As a result, Mr. Bacon may be deemed to be the beneficial owner of the aggregate shares held of record or beneficially by MGI and Remington. Does not include 5,226,333 Max Re Non-Voting Common Shares or Max Re Warrants to acquire 4,411,452 Max Re Non-Voting Common Shares beneficially owned by Moore Holdings, LLC, as described in footnote 5.

(7)	Includes 4,000,000 Common Shares owned by Western General and warrants that are currently excisable to acquire 672,624 Common Shares. Mr. Marion, a Director of the Company and President and Managing Director of Western General, disclaims any beneficial interest in the Common Shares and warrants held by Western General. Does not include 1,000 Common Shares owned by Mr. Marion, as to which Western General disclaims any beneficial interest.

(8)	Includes (i) warrants that are currently exercisable to acquire 604,834 Common Shares; (ii) 156,179 Common Shares owned by Yenooc Ltd. as to which Mr. Cooney, as sole director, claims beneficial ownership; (iii) 118,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable; and (iv) 75,000 shares of restricted stock issued under the Incentive Plan, of which 6,000 shares have vested and 69,000 shares have not yet vested. Does not include (A) warrants to acquire 277,447 Common Shares that are not currently exercisable; or (B) 132,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are not currently exercisable.

(9)	Includes (i) warrants that are currently exercisable to acquire 147,157 Common Shares; (ii) 62,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable; (iii) 30,000 shares of restricted stock issued under the Incentive Plan, of which 3,600 shares have vested and 26,400 shares have not yet vested; (iv) 1,334 Common Shares owned by Mr. Brining’s son, a minor, and (v) 667 Common Shares owned by his daughter, a minor. Mr. Brining disclaims beneficial ownership of the Common Shares owned by his son and daughter. Does not include (A) warrants to acquire 59,495 Common Shares that are not currently exercisable; or (B) 68,000 Common Shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable.

(10)	Includes (i) warrants that are currently exercisable to acquire 131,157 Common Shares; (ii) 56,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable; and (iii) 36,000 shares of restricted stock issued under the Incentive Plan, of which 3,000 shares have vested and 33,000 shares have not yet vested. Does not include (A) warrants to acquire 55,495 Common Shares that are not currently exercisable; or (B) 64,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are not currently exercisable.

(11)	Includes (i) warrants that are currently exercisable to acquire 99,157 Common Shares; (ii) 89,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable; and (iii) 23,500 shares of restricted stock issued under the Incentive Plan, of which 3,200 shares have vested and 20,300 shares have not yet vested. Does not include (A) warrants to acquire 47,495 Common Shares that are not currently exercisable; or (B) 86,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are not currently exercisable.

(12)	Includes (i) warrants that are currently exercisable to acquire 75,157 Common Shares; (ii) 50,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable; and (iii) 64,000 shares of restricted stock issued under the Incentive Plan, of which 10,000 shares have vested and 54,000 shares have not yet vested. Does not include (A) warrants to acquire 41,495 Common Shares that are not currently exercisable, or (B) 60,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are not currently exercisable.

(13)	All Common Shares beneficially owned by Mr. Zack Bacon have been pledged to HSBC Bank USA pursuant to that certain Pledge and Hypothecation Agreement dated March 12, 2002. Mr. Bacon disclaims any beneficial interest in the Common Shares beneficially owned by Mr. Louis Bacon, Moore Holdings, LLC and entities affiliated with Moore Capital Management, LLC.

(14)	Does not include 1,666,666 Common Shares beneficially owned by subsidiaries of Citigroup Inc., as to which Mr. Barber, as an affiliate thereof, disclaims any beneficial interest. The beneficial ownership of shares by subsidiaries of Citigroup Inc. is based solely on a Form 4 filed by Citigroup Inc. for August 2002.

(15)	Does not include 833,333 Common Shares beneficially owned by Bayerische Hypo- und Vereinsbank AG, as to which Mr. Bub, a Managing Director of Bayerische Hypo- und Vereinsbank AG, disclaims any beneficial interest. Mr. Thomas Glynn, who has served as an alternate director for Mr. Bub and is a Managing Director of an entity related to Bayerische Hypo- und Vereinsbank AG, disclaims any beneficial interest in the 833,333 Common Shares beneficially owned by Bayerische Hypo- und Vereinsbank AG.

(16)	Includes 3,334 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include 6,666 Common Shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable.

(17)	Includes 8,667 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include 5,333 Common Shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable.

(18)	Does not include 4,000,000 Common Shares or warrants that are currently excisable to acquire 672,624 Common Shares beneficially owned by Western General, as to which Mr. Marion, as President and Managing Director of Western General, disclaims any beneficial ownership.

(19)	Includes 26,666 Common Shares beneficially owned by Stockmoor Pty. Ltd., as to which Mr. Skala, as the sole director thereof and as a beneficiary of a trust of which the ultimate holding company of Stockmoor Pty. Ltd. is a trustee, has a beneficial interest. Includes 8,667 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include 5,333 Common Shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable.

(20)	Includes 8,667 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include 5,333 Common Shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable.

(21)	Includes 8,667 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include 5,333 Common Shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable. Does not include 1,000,000 Common Shares owned by High Ridge Capital Partners II, L.P., as to which Mr. Zech, as a partner thereof, disclaims any beneficial interest.

(22)	Includes (i) warrants that are currently exercisable to acquire 1,057,462 Common Shares; (ii) options to acquire 375,000 Common Shares that are currently exercisable; and (iii) 228,500 shares of restricted stock, of which 25,800 shares have vested and 202,700 shares have not yet vested. Does not include (A) warrants to acquire 481,427 Common Shares that are not currently exercisable; or (B) options to acquire 410,000 Common Shares that are not currently exercisable.

Certain Relationships and Related Transactions

     Described below are transactions the Company has entered into with parties that are related to the Company. The Company believes that each of the transactions described below was on terms no less favorable to the Company than the Company could have obtained from unrelated parties.

Transactions and Relationships with Strategic Investors

     Entities affiliated with MCM, the manager of Max Re Diversified, are principal shareholders of the Company. In addition, Mr. Zack Bacon, a director of the Company, and Mr. Louis Bacon, who was a director of the Company from July 1999 to February 2002, are principals of MCM. Mr. Zack Bacon is also a director, a Managing Director and a member of the Investment Advisory Committee of MCM. Mr. Zack Bacon is a member of the Finance and Investment Committee of the Board of Directors, which is responsible for, among other things, making recommendations to the Board regarding the selection of investment managers and custodians for the Company’s portfolio assets. Mr. Zack Bacon may have, and Mr. Louis Bacon may have had, interests that are different from, or in addition to, the interests of the Company. Mr. Zack Bacon and Mr. Louis Bacon are brothers.

     Max Re Diversified has approximately $83.3 million invested in funds managed directly by MCM and approximately $497.6 million invested in other funds as of December 31, 2002. For the year ended December 31, 2002, MCM received aggregate management and incentive fees of $3.1 million in respect of Max Re Diversified’s assets invested in underlying funds managed by MCM. MCM did not receive fees as the alternative investment portfolio manager for Max Re Diversified from the Company’s inception through 2002, but effective January 1, 2003, Max Re Diversified will pay MCM a fee of 70 basis points plus 7.5% of the return in excess of a 10% threshold on the net asset value of funds in which Max Re Diversified is invested and that are not managed directly by MCM.

     Mr. Laurence W. Cheng, a director of the Company, is an officer and director of the ultimate general partner of Cap Z, one of the Company’s principal shareholders.

     Mr. John L. Marion, a director of the Company, currently serves as President and Managing Director of Western General, one of the Company’s principal shareholders.

     Mr. James L. Zech, a director of the Company, currently serves as a principal of High Ridge an affiliate of High Ridge Capital Partners II, L.P., one of the Company’s principal shareholders.

     Salomon Smith Barney Inc. performed services for the Company in connection with the Company’s share repurchase program, for which it received $55,368 in broker commissions. In addition, Citibank, N.A., an affiliate of Salomon Smith Barney Inc., participates in the Company’s syndicated $375 million letter of credit facility. Citibank, N.A. has committed $100 million to the facility. Mr. John R. Barber, a director of the Company, serves as Managing Partner of Citigroup Private Equity, a division of Citigroup Investments Inc., an affiliate of Salomon Smith Barney Inc. and Citibank, N.A. Mr. William H. Heyman, a director of the Company, served as Chairman of Citigroup Investments, Inc., an affiliate of Salomon Smith Barney Inc. and Citibank, N.A., until March 2002.

     A portion of the Company’s alternative investment portfolio is invested in Highbridge Capital Management for which Highbridge Capital Management received aggregate management and incentive fees of $950,000 for 2002. Mr. Glenn Dubin, a director of the Company from September 1999 until his resignation in November 2002, is a founding partner of Highbridge Capital Management.

Transactions with Bayerische Hypo- und Vereinsbank AG and Grand Central Re

     In May 2001, in connection with the formation and capitalization of Grand Central Re, Bayerische Hypo-und Vereinsbank AG, made a $15 million investment in the Company’s Common Shares and in January 2002, entered into a $100 million letter of credit facility with the Company. Mr. Stephan W. Bub, a director of the

Company, is a member of the Board of Managing Directors of Bayerische Hypo-und Vereinsbank AG and Chief Executive Officer of the Americas and Asia divisions of Bayerische Hypo- und Vereinsbank AG.

     Mr. Bub and Mr. Cooney, each of whom is a director of the Company, are members of the board of directors of Grand Central Re. For services under the Company’s insurance management agreement with Grand Central Re, the Company receives a per annum fee equal to a minimum of $1 million and a maximum of $10 million, which consists of fixed and variable components.

Loans to Management

     During 1999 and 2000, Messrs. Cooney, Brining, Hynes, Kruse and Minton purchased an aggregate of 933,333 Common Shares from the Company. The Company made loans during 1999 and 2000 to Messrs. Cooney, Brining, Hynes, Kruse and Minton in the amounts of $4.5 million, $2.0 million, $1.4 million, $750,000 and $450,000, respectively, to partially finance such purchases. Such loans bear interest at the Applicable Federal Rate, which is published by the U.S. Internal Revenue Service. As of December 31, 2002, the full principle amount of each such loan remained outstanding. The principal amount of each of these outstanding respective loans and accrued interest must be repaid in March 2005. Interest on the loans is paid annually in arrears, and has been paid through December 31, 2002.

Shareholders’ Agreement and Registration Rights

     Each of the Company’s private placement shareholders is a party to a shareholders’ agreement dated as of December 22, 1999. Under the shareholders’ agreement, among other things, each of Moore Holdings, LLC, Cap Z and Western General is entitled to require the Company to register its Common Shares, including the Common Shares issuable upon exchange of Max Re Non-Voting Common Shares, under the Securities Act of 1933. Each of these investors will be permitted to demand up to three registrations on Form S-1, or similar long-form registrations, and an unlimited number of demand registrations once the Company is eligible to use Forms S-2 or S-3, or similar short-form registrations, provided that the Company will not be required to effect more than two demand registrations in any 12-month period. In addition, each long-form registration must have an aggregate offering price of at least $50 million, which amount includes the aggregate offering price of Common Shares included in such registration by any other shareholders. Each private placement also has unlimited piggyback rights to include their shares in registration statements covering shares to be offered by the Company or other shareholders, subject to cutbacks as further described in the shareholders’ agreement. The exercise of demand and piggyback rights are subject to such other limitations and conditions as are customary in registration rights agreements.

Executive Compensation

     The following Summary Compensation Table sets forth information concerning the compensation paid to each of the Named Executive Officers during the years ended December 31, 2002, December 31, 2001 and December 31, 2000.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

Name and Principal Position	Year	Salary (1)	Bonus (2)	Other Annual Compensation (3)	Restricted Stock Awards (4)	Securities Underlying Options (5)	All Other Compensation (6)

Robert J. Cooney	2002	$600,000	$375,000	$152,104	—	160,000	$60,000
Chairman, President and	2001	$580,000	$916,000	$164,151	$384,000	346,081	$58,000
Chief Executive Officer	2000	$550,000	$1,045,000	$153,461	—	228,973	$55,000

W. Dave Brining	2002	$430,000	$175,000	$137,024	—	50,000	$43,000
Executive Vice President	2001	$420,000	$497,600	$128,988	$230,400	126,412	$42,000
	2000	$400,000	$550,000	$121,096	—	240	$40,000

Keith S. Hynes	2002	$385,000	$265,000	$124,995	—	50,000	$38,500
Executive Vice President	2001	$375,000	$478,000	$133,725	$192,000	116,412	$37,500
and Chief Financial Officer	2000	$360,000	$450,000	$109,958	—	240	$36,000

Philip R. Kruse	2002	$360,000	$150,000	$134,422	—	50,000	$36,000
Executive Vice President	2001	$350,000	$426,200	$118,534	$204,800	121,412	$35,000
	2000	$325,000	$525,000	$120,528	—	50,240	$32,500

Peter A. Minton	2002	$350,000	$392,640	$115,585	$250,560	50,000	$35,000
Executive Vice President	2001	$315,000	$448,000	$116,780	$192,000	106,412	$31,500
and Chief Risk Officer	2000	$194,792	$425,000	$62,195	$75,000	70,240	$19,479

(1)	Mr. Minton’s salary for 2000 represents salary paid beginning April 15, 2000 and is based on an annual salary of $275,000.
(2)	Bonus amounts for 2002 were paid in February 2003. The cash portion of bonus amounts for 2001 was paid in March 2002. Bonus amounts for 2001 for Messrs. Cooney, Brining, Hynes, Kruse and Minton consist of cash awards of $820,000, $440,000, $430,000, $375,000 and $415,000, respectively. Bonus amounts for 2001 also include the vested portion of restricted stock awards. Messrs. Cooney, Brining, Hynes, Kruse and Minton received 6,000, 3,600, 3,000, 3,200 and 3,000 vested shares, respectively, with an aggregate value of $96,000, $57,600, $48,000, $51,200 and $48,000, respectively, based on a price per Common Share of $16.00 at the date of grant. The cash portion of bonus amounts for 2000 was paid in February 2001. Mr. Minton’s bonus amount for 2000 also includes a sign on bonus that was paid in May 2000 and the vested portion of a restricted stock award. Mr. Minton received 1,000 vested shares with an aggregate value of $15,000, based on a price per Common Share of $15.00 at the date of grant. The restricted stock awards were granted under the Incentive Plan and vest 20% on the date of grant and 20% on each of the four anniversaries of the date of grant, subject to certain conditions and restrictions relating to, among other things, forfeiture in the event of termination of employment and transferability.

(3)	The 2002 amounts consist of housing allowances for Messrs. Cooney, Brining, Hynes, Kruse and Minton of $120,000, $96,000, $84,000, $96,000 and $96,000, respectively, and reimbursements for home leave, a car allowance, club dues, financial planning and tax preparation costs. The 2001 amounts consist of housing allowances for Messrs. Cooney, Brining, Hynes, Kruse and Minton of $120,000, $96,000, $84,000, $96,000, and $96,000, respectively, and reimbursements for home leave, a car allowance, club dues and tax preparation costs. The 2000 amounts consist of a housing allowance of $120,000, $96,000, $84,000, $96,000 and $59,500 for Messrs. Cooney, Brining, Hynes, Kruse and Minton, respectively, and reimbursements for home leave, a car allowance, club dues and financial planning and tax preparation costs.

(4)	As of December 31, 2002, Messrs. Cooney, Brining, Hynes, Kruse and Minton held 75,000, 30,000, 36,000, 23,500 and 64,000 shares of restricted stock, respectively, with an aggregate value of $826,500, $330,600, $396,720, $258,970 and $705,280, respectively, based on a price per Common Share of $11.02 on December 31, 2002. Of these shares, 6,000, 3,600, 3,000, 3,200 and 10,000 shares were vested and 69,000, 26,400, 33,000, 20,300 and 34,000 shares remained restricted for Messrs. Cooney, Brining, Hynes, Kruse and Minton, respectively, as of December 31, 2002. The restricted stock award for 2002 of 20,000 shares to Mr. Minton was granted on January 1, 2002. This award had a value, at grant, of $15.66 per share. The restricted stock awards for 2001 represent aggregate grants of 30,000, 18,000, 15,000, 16,000 and 15,000 shares to Messrs. Cooney, Brining, Hynes, Kruse and Minton, respectively, and were granted on January 1, 2001. These awards had a value, at grant, of $16.00 per share. The restricted stock award for 2000 of 5,000 shares to Mr. Minton was granted on June 29, 2000. This award had a value, at grant, of $15.00 per share. The restricted stock awards were granted under the Incentive Plan and vest 20% on the date of grant and 20% on each of the four anniversaries of the date of grant, subject to certain conditions and restrictions relating to, among other things, forfeiture in the event of termination of employment and transferability. Under the Incentive Plan, Messrs. Cooney, Brining, Hynes, Kruse and Minton would be eligible to receive dividends on their shares of restricted stock if the Company declares dividends on its Common Shares.

(5)	On January 1, 2002, Messrs. Cooney, Brining, Hynes, Kruse and Minton were granted options under the Incentive Plan to purchase 160,000, 50,000, 50,000, 50,000 and 50,000 Common Shares, respectively. In 2001, Messrs. Cooney, Brining, Hynes, Kruse and Minton were granted warrants to purchase 256,081, 46,412, 46,412, 46,412, and 46,412 Common Shares, respectively, and options under the Incentive Plan to purchase 90,000, 80,000, 70,000, 75,000 and 60,000 Common Shares, respectively. In 2000, Messrs. Cooney, Brining, Hynes, Kruse and Minton were granted warrants to purchase 228,973, 240, 240, 240 and 70,240 Common Shares, respectively, and options were granted to Mr. Kruse under the Incentive Plan to purchase 50,000 Common Shares. The warrants and options vest 20% on the date of grant and 20% on each of the four anniversaries of the date of grant and are subject to certain restrictions relating to, among other things, forfeiture in the event of termination of employment and transferability.

(6)	Represents a match of deferred compensation by Max Re, pursuant to the terms of the Max Re Deferred Compensation Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

     The following table provides information as of December 31, 2002 about the Company’s Common Shares that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of the Board of Directors under all of the Company’s existing equity compensation plans, including the Incentive Plan, each as amended.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by
security holders	3,815,541	(1)	$15.37	2,948,521	(2)
Equity compensation plans not approved
by security holders	—		—	—
Total	3,815,541	(1)	$15.37	2,948,521	(2)

(1)	Includes 1,735,979 Common Shares issuable upon the exercise of options that were outstanding under the Incentive Plan as of December 31, 2002. The Incentive Plan was approved by the shareholders of the Company at the Annual General Meeting of Shareholders in 2000 and an amendment to the Incentive Plan was approved by shareholders at the Annual General Meeting of Shareholders in 2002. Also includes 2,752,186 Common Shares issuable upon the exercise of warrants granted in 1999, 2000 and 2001 to the Named Executive Officers and certain other employees of the Company pursuant to their respective employment agreements with the Company. The terms in the employment agreements providing for the granting of these warrants were approved by written shareholder resolution in December 1999.

(2)	2,948,521 Common Shares represents the difference between the maximum number of securities issuable under the Incentive Plan — 5,000,000 — and the number of securities issued under the Incentive Plan as of December 31, 2002 — 2,051,479, which consists of options to acquire 1,735,979 Common Shares as well as 315,500 shares of restricted stock.

     The following table sets forth information concerning individual grants of options to purchase Common Shares made to each of the Named Executive Officers during 2002.

Warrant and Stock Option Grants in Last Fiscal Year

	Individual Grants

Name	No. of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term

					5%	10%

Robert J. Cooney	160,000	22.27%	$15.66	December 31, 2011	$1,575,758	$3,993,281
W. Dave Brining	50,000	6.96%	$15.66	December 31, 2011	$492,424	$1,247,900
Keith S. Hynes	50,000	6.96%	$15.66	December 31, 2011	$492,424	$1,247,900
Philip R. Kruse	50,000	6.96%	$15.66	December 31, 2011	$492,424	$1,247,900
Peter A. Minton	50,000	6.96%	$15.66	December 31, 2011	$492,424	$1,247,900

(1)	Represent grants of options under the Incentive Plan. The options vest 20% on the date of grant and 20% on each of the four anniversaries of the date of grant and are subject to certain restrictions relating to, among other things, forfeiture in the event of termination of employment and transferability.

     The following table sets forth information regarding the exercise of options by each of the Named Executive Officers during 2002. The table also shows the number and value of unexercised options held by each of the Named Executive Officers as of December 31, 2002. The value of unexercised options is based on a fair market value of $11.02 per share as of December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year

Name	Shares acquired on exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End Exercisable/Unexercisable (1)	Value of Unexercised In-the-Money Options/SARs at Fiscal Year End Exercisable/Unexercisable

Robert J. Cooney	—	—	722,834/409,447	$0/$0
W. Dave Brining	—	—	209,157/127,495	$0/$0
Keith S. Hynes	—	—	187,157/119,495	$0/$0
Philip R. Kruse	—	—	188,157/133,495	$0/$0
Peter A. Minton	—	—	125,157/101,495	$0/$0

(1)	Represent warrants to purchase 882,281, 206,652, 186,652, 146,652 and 116,652 Common Shares of the Company, and options to purchase 250,000, 130,000, 120,000, 175,000, and 110,000 Common Shares granted under the Incentive Plan, held by Messrs. Cooney, Brining, Hynes, Kruse and Minton, respectively.

Deferred Compensation Plans

     The Company maintains two deferred compensation plans for its employees, the Max Re Bermuda Pension Plan for Bermudian employees, including spouses of Bermudian employees, and the Max Re Deferred Compensation Plan for non-Bermudian employees. The Max Re Bermuda Pension Plan, which became effective January 1, 2000, is a defined contribution plan established to comply with the National Pension Scheme (Occupational Pensions) Act 1998, pursuant to which the Company made contributions of approximately $39,000 in 2002 and $28,000 in 2001. The Max Re Deferred Compensation Plan, which became effective July 1, 1999, is also a defined contribution plan, to which the Company made contributions of approximately $543,000 in 2002 and $468,000 in 2001.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

     Robert J. Cooney. The Company has entered into an employment agreement with Robert J. Cooney under which he has agreed to serve as Chief Executive Officer and President of the Company for an initial term ending on August 1, 2004 and for one year terms thereafter, subject to 90 days advance notice by either party of a decision not to renew the employment agreement. Pursuant to the terms of the employment agreement, Mr. Cooney was entitled to receive an initial annual salary of $550,000 (subject to an annual increase as determined in the sole discretion of the Board of Directors) and an annual performance-based target bonus of 100% of his base salary. This bonus may range from 0% to 250% of his base salary, depending on the achievement of established performance targets.

     Pursuant to the terms of Mr. Cooney’s employment agreement, Mr. Cooney received warrants to acquire an aggregate of 882,281 Common Shares of the Company in connection with the Company’s private placement offerings in December 1999 and March 2000 and its initial public offering in August 2001. Mr. Cooney also received warrants in May 2001, in connection with a joint venture agreement between Max Re and Grand Central Re. In the event Mr. Cooney’s employment is terminated without Cause or by Mr. Cooney for Good Reason (each as defined in the employment agreement), all of the warrants that would have vested within 12 months of such termination will become vested and exercisable. Upon the occurrence of a Change in Control (as defined in the employment agreement), Mr. Cooney’s warrants will become vested and exercisable in full. In the event of Mr. Cooney’s termination without Cause or for Good Reason on or prior to August 1, 2004, Mr. Cooney will be entitled to a lump-sum cash payment equal to $1.5 million and accrued but unpaid salary and bonus. In the event of his termination without Cause or for Good Reason or upon the Company electing not to extend the term of the employment agreement subsequent to August 1, 2004 and on or prior to August 1, 2009, Mr. Cooney will be entitled to a lump-sum payment between $1.5 million and $550,000, calculated on a straight-line basis, and in the event of his termination on or after August 1, 2009, he will be entitled to an amount equal to $550,000. Notwithstanding the foregoing, if Mr. Cooney is terminated upon a Change in Control, Mr. Cooney, in lieu of the $1.5 million or pro-rata payment described above, will be entitled to receive a lump-sum payment equal to two times his then current base salary and last paid bonus. In addition, in the event such payments are subject to golden parachute excise taxes under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended, Mr. Cooney will receive a tax gross-up premium payment for the full amount of such excise tax. Mr. Cooney is also entitled to a deferred hiring bonus payment of $750,000 on the earlier of (i) his termination of employment for any reason or (ii) March 31, 2005. Mr. Cooney’s employment agreement also contains provisions relating to confidentiality, non-solicitation and non-disparagement.

     Other Members of Management. In December 1999, the Company entered into four-year employment agreements with each of W. Dave Brining, Keith S. Hynes and Philip R. Kruse, pursuant to which Mr. Brining serves as Executive Vice President — Property and Casualty Operations, Mr. Hynes serves as Executive Vice President and Chief Financial Officer and Mr. Kruse serves as Executive Vice President — Life and Annuity Operations. In April 2000, the Company entered into a three-year employment agreement with Mr. Peter A. Minton, pursuant to which Mr. Minton initially served as Senior Vice President and Chief Risk Officer. Since February 2001, Mr. Minton has held the position of Executive Vice President and Chief Risk Officer. Each of the foregoing employment agreements automatically renews for successive one-year terms unless either party to the agreement provides written notice not to renew at least 90 days prior to the expiration of the then current term or renewal term. In addition, each of the employment agreements contains provisions relating to confidentiality, non-solicitation and non-disparagement.

     Pursuant to the terms of their respective employment agreements, Messrs. Brining, Hynes, Kruse and Minton are paid annual salaries of not less than $400,000, $360,000, $325,000 and $275,000, respectively, with annual performance-based target bonuses of 75% of their respective base salaries. Such bonuses may in actuality range from 0% to 200% depending on the achievement of established performance targets.

     In connection with their respective employment agreements, Messrs. Brining, Hynes, Kruse and Minton received warrants to purchase 160,000, 140,000, 100,000 and 70,000 Common Shares, respectively. In addition, each employment agreement provides for a grant of additional warrants in connection with an initial public offering, acquisition, or merger of the Company, subject to reduction in certain events. Messrs. Brining, Hynes, Kruse and Minton each received 2,485 warrants in connection with the Company’s second private placement in March 2000, and a further 4,167 warrants in connection with a joint venture agreement between Max Re and Grand Central Re. Additionally, Messrs. Brining, Hynes, Kruse and Minton each received warrants to purchase 40,000 Common Shares of the Company following the successful completion of the Company’s initial public offering in August 2001. The warrants vest upon the occurrence of a Change in Control (as defined in the respective employment agreements) and all warrants vest that would have vested within 12 months of termination of employment in the event of a termination by the Company without Cause or by the executive for Good Reason (each as defined in the respective employment agreements) or in the event the executive’s work permit in Bermuda cannot be renewed.

     The employment agreements provide for severance payments consisting of a continued payment of salary for 24 months following a termination of employment for Good Reason or without Cause; provided, however, that in the event of a termination for such reasons following a Change in Control, each executive will receive two times his base salary and his last bonus paid.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is an officer or employee of the Company, except Mr. Bacon, who serves as Deputy Chairman of the Company.

Compensation Committee Report on Executive Compensation

     The Compensation Committee recommends the Company’s compensation policies and procedures to the Board of Directors, reviews performance of Company officers, approves base salary levels and administers the Company’s Incentive Plan and other incentive compensation plans. The Company’s compensation policies are intended to attract, retain and motivate the key people necessary to lead the Company to achieve its strategic objective of increased shareholder value over the long term, reflecting the Company’s belief that executive compensation should seek to align the interests of the Company’s executives with those of its shareholders.

     The Company’s compensation program combines three components: base salary, annual bonuses and long-term compensation in the form of a stock ownership program. Base salaries are governed by employment agreements negotiated between the Company and senior management. Base salary levels and adjustments thereto are based on individual responsibilities and performance expectation as to future contributions, market salary rates and cost of living factors. Annual bonus compensation is also governed by employment agreements with senior management, which provide for a minimum and maximum annual bonus upon attaining designated performance goals. To further align the interests of senior management with the interests of shareholders, the compensation program provides management with a stock ownership component through the Company’s Incentive Plan.

     During 2000, the Company engaged Johnson Associates, a compensation and benefits consultant, to assist in the design of the Company’s compensation program and advise the Company on the competitiveness of such program in light of market standards. Johnson Associates continued to provide these services to the Company during 2002.

     The competitiveness of the Company’s compensation package for senior management is tested against peer companies in Bermuda and the United States with adjustments, where appropriate, to reflect the Company’s offshore location. Base salary generally is set to be competitive in light of relevant market conditions and to recognize competency, proficiency and level of responsibility. The Company, through Max Re, also provides a deferred compensation plan and other benefits. Two deferred compensation plans are maintained for the Company’s employees: the Max Re Bermuda Pension Plan for the Company’s Bermudian employees, including spouses of Bermudian employees, and the Max Re Deferred Compensation Plan, for the Company’s non-Bermudian employees.

     Mr. Cooney’s base salary for 2002 was governed by the employment agreement between him and the Company. Mr. Cooney’s bonus award for 2002 was determined based upon the same measures used for all senior management of the Company, including, but not limited to, the performance of the Company relative to a peer group on measures of return on equity, underwriting results, revenue growth, and expense management. The most heavily weighted factor in the determination of Mr. Cooney’s bonus award was the return on equity of the Company.

     The Compensation Committee believes that the Company’s current program of a base salary, short-term performance-based bonus and stock options and restricted stock granted under the Company’s Incentive Plan align the interests of Company’s executive officers with the interests of shareholders and will increase long-term shareholder value.

The Compensation Committee Zack H. Bacon, III Laurence W. Cheng Willis T. King, Jr. Mario P. Torsiello

Report of the Audit and Risk Management Committee

     The primary purpose of the Audit and Risk Management Committee of the Board of Directors is to assist the Board of Directors in fulfilling its responsibilities to oversee the participation of management in the financial reporting process of the Company and the role and responsibilities of the independent auditors. The Audit and Risk Management Committee is composed of four independent directors and operates under a written charter adopted and approved by the Board of Directors, as amended in January 2003, a copy of which is attached as Annex A to this Proxy Statement.

     The Audit and Risk Management Committee has reviewed and discussed the Company’s December 31, 2002 audited consolidated financial statements with management and with KPMG, Hamilton, Bermuda, the independent auditors of the Company.

     The Audit and Risk Management Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61. This included (a) the auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting, (b) the methods used to account for significant unusual transactions, (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (e) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and disclosures in the financial statements.

     The Audit and Risk Management Committee has also discussed with KPMG the written disclosures and the letter required by Independence Standard’s Board Standard No. 1 regarding their independence, and has discussed with KPMG their independence.

     The Audit and Risk Management Committee has also discussed with KPMG the rotation of independent auditor partners, accelerated reporting requirements for insider trading, new compliance procedures and the certification of Forms 10-K and Form 10-Q as required by the Sarbanes-Oxley Act 2002.

     Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit and Risk Management Committee by the Company’s management and the Company’s independent auditors, the Audit and Risk Management Committee recommended to the Board of Directors that the December 31, 2002 audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K.

The Audit and Risk Management Committee William H. Heyman John L. Marion Steven M. Skala James L. Zech

     The foregoing Report of the Audit and Risk Management Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference in any such document.

Audit Fees

     The aggregate amount of fees billed by KPMG for professional services rendered for the audit of the Company’s amount of financial statements for the year ended December 31, 2002 and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q in 2002 was $416,623. Such fees do not include amounts paid for reimbursement of expenses.

Financial Information Systems Design and Implementation Fees

     There were no fees billed by KPMG for financial information systems design and implementation during the 2002 fiscal year.

All Other Fees

     The aggregate amount of fees billed by KPMG for services rendered to the Company for the fiscal year ended December 31, 2002, other than for services described above under “Audit Fees,” was $49,688, all of which was for tax services and payroll processing.

General

     The Audit and Risk Management Committee has considered whether the provision of non-audit services performed by the independent auditors is compatible with maintaining KPMG’s independence and has concluded that services to be performed by KPMG will be limited to audit and tax services with effect from January 1, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

     The U.S. federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than ten percent (10%) of the Company’s securities with the Securities and Exchange Commission. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of the filings furnished to the Company, the Company believes that during fiscal year 2002, the Company’s officers, directors and 10% shareholders satisfied all such filing requirements except for one Form 4 filed on behalf of Mr. Cooney that was filed two days late.

PROPOSAL TWO

THE AUDITORS PROPOSAL

     Upon recommendation of the Audit and Risk Management Committee, the Board proposes that the shareholders ratify the appointment of KPMG, Hamilton, Bermuda to serve as the independent auditors of the Company for the 2003 fiscal year until the Company’s annual general meeting of shareholders in 2004. KPMG, Hamilton, Bermuda served as the independent auditors of the Company for the 2002 fiscal year. A representative of KPMG, Hamilton, Bermuda will attend the Meeting, and will be available to respond to questions and may make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AUDITORS PROPOSAL.

ADDITIONAL INFORMATION

Other Action at the Meeting

     A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2002, including financial statements for the year ended December 31, 2002 and the auditors’ report thereon, has been sent to all shareholders. The Annual Report will be presented and discussed at the Meeting, and shareholders will be asked to receive such report as well as the financial statements contained therein. Shareholders will also be asked to approve the minutes of the Annual Meeting of Shareholders in 2002.

     As of the date of this Proxy Statement, the Company has no knowledge of any business, other than described herein and customary procedural matters, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for Annual Meeting of Shareholders in 2004

     Shareholder proposals must be received in writing by the Secretary of the Company no later than six weeks prior to the Company’s 2004 annual general meeting of shareholders and must comply with the requirements of Bermuda corporate law and the Company’s Bye-Laws in order to be considered for inclusion in the Company’s Proxy Statement and form of Proxy relating to such meeting (the “2004 Proxy Statement”). The Company believes that shareholder proposals received by November 27, 2003 would be considered timely for inclusion in the 2004 Proxy Statement. Such proposals should be directed to the attention of the Secretary, Max Re Capital Ltd., P.O. Box HM 2565, Hamilton HM KX, Bermuda.

     Shareholders who intend to nominate persons for election as directors at general meetings of the Company must comply with the advance notice procedures and other provisions set forth in the Bye-Laws of the Company in order for such nominations to be properly brought before the general meeting. The Nominating Committee considers nominees to the Board recommended by shareholders holding in the aggregate at least 70% of the issued and outstanding shares entitled to vote. Any such recommendation must be sent to the Secretary of the Company not less than 120 days prior to the scheduled date of the Company’s annual general meeting of shareholders and must be accompanied by written notice signed by the person to be proposed of his or her willingness to be elected. Any such recommendation shall also include: (i) the names and addresses of the shareholders who intend to make the nomination and of the person or persons to be nominated, (ii) a representation that such shareholders are holders of record of shares entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the recommendation, (iii) the class and number of shares which are beneficially owned by such shareholders, (iv) a description of all arrangements or understandings between such shareholders and each nominee and any other person or persons nominations are to be made by such shareholders and (v) such other information regarding each nominee proposed by such shareholders as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act. The Nominating Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     If a shareholder proposal is introduced at the 2004 annual general meeting of shareholders without any discussion of the proposal in the 2004 Proxy Statement and the shareholder does not notify the Company, in accordance with Bermuda corporate law, of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by the Company for the 2004 annual general meeting of shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal.

Costs of Solicitation

     The cost of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile or in person, although no compensation will be paid for such solicitation. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s Common Shares registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

By Order of the Board of Directors Robert J. Cooney, Chairman of the Board Dated: March 26, 2003

Annex A
Max Re Capital Ltd.
Max Re Ltd.

     Charter of the Audit and Risk Management Committee of the Board of Directors

Purpose

     The Audit and Risk Management Committee (the “Committee”) is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements.

     The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

     The Committee shall consist of no fewer than three members. Each of the members of the Committee shall meet the independence and experience requirements of the National Association of Securities Dealers (NASD), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Committee shall be a financial expert as defined by the Commission. Committee members shall not simultaneously serve on the audit committee of more than one other public company.

     The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating Committee. Committee members may be replaced by the Board.

Meetings

     The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal audit executives and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

     The Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

     The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit.

     The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

     The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

     The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

     Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

1.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements.

2.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

3.	Review and discuss quarterly reports from the independent auditors on:
	(a)	All critical accounting policies and practices to be used.
(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

	(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.
4.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

5.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.
6.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

7.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

8.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

9.	Review and evaluate the lead partner of the independent auditor team.
10.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal audit executives. The Committee shall present its conclusions with respect to the independent auditor to the Board.

11.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

12.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.
13.	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.
14.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

15.	Review the appointment and replacement of the senior internal audit executive.
16.	Review the significant reports to management prepared by the internal audit executive and management’s responses.
17.	Discuss with the independent auditor and management the internal audit responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

18.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.
19.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

20.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

22.	Discuss with the Company’s Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	|_|

		FOR all nominees listed (except as indicated to the contrary)	WITHHOLD AUTHORITY to vote for all nominees			FOR	AGAINST	ABSTAIN
1.	Election of Directors. Nominees 01 Zack H. Bacon, III 02 Laurence W. Cheng 03 John L. Marion 04 James L. Zech	|_|	|_|	2.	Auditors. Appointment of KPMG, Hamilton, Bermuda, as independent auditors for 2003.	|_|	|_|	|_|

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE COMMON SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

IN WITNESS WHEREOF, the undersigned has executed this Proxy on this________day of ___________2003.

Business Entity:_______________________________________
                         (Print name of corporation, partnership or other business entity)

By: _________________________________________________
        Name:
        Title:

Individual: ____________________________________________
                                               (Print name of individual)
_____________________________________________________
(Signature)

In the case of joint tenancies, co-executors or co-trustees, all should sign. Persons signing as attorney, executor, administrator, trustee or guardian should indicate their full title.

   FOLD AND DETACH HERE

You can view the Annual Report and Proxy Statement
on the internet at www.maxre.bm

PROXY

MAX RE CAPITAL LTD.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints N. James Tees and Sheila A. Gringley, each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the Common Shares of Max Re Capital Ltd. held in the name of the undersigned at the close of business on March 14, 2003, at the Annual General Meeting of Shareholders to be held on May 1, 2003, at 1:00 p.m. (local time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth below.

Address Change/Comments (Mark the corresponding box on the reverse side)

   FOLD AND DETACH HERE

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